Exhibit 21.1

Subsidiaries

1.        American Superconductor Europe GmbH (*)—established in Germany

2.        ASC Devens LLC (*)—incorporated in Delaware

3.        ASC Securities Corp. (*)—incorporated in Massachusetts

4.        Superconductivity, Inc. (*)—incorporated in Delaware

5.        NST Asset Holding Corporation (*)—incorporated in Delaware

6.        AMSC Windtec GmbH (*)—incorporated in Austria

7.        Power Quality Systems, Inc. (*)—incorporated in Pennsylvania

8.        American Superconductor Singapore PTE. Ltd. (*) — incorporated in Singapore

9.        Suzhou AMSC-China Superconductor Co., Ltd. (*) — incorporated in China

*	Wholly owned subsidiary of American Superconductor Corporation